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                           November 5, 2021

       Kate DeHoff
       General Counsel
       Joby Aviation, Inc.
       2155 Delaware Avenue, Suite #225
       Santa Cruz, CA 95060

                                                        Re: Joby Aviation, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 29,
2021
                                                            File No. 333-260608

       Dear Ms. DeHoff:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202)-551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing